Exhibit 99.6

CONSENT OF QUALIFIED PERSON

I, Scott E. Wilson, SME-RM, CPG, consent to being named in the prospectus supplement dated October 3, 2019 (the “Supplement”) to the base shelf prospectus of Corvus Gold Inc. (the “Company”) dated February 15, 2019 and to the base shelf prospectus dated February 19, 2019 contained in the Company’s registration statement on Form S-3 (333-229516) and to the use of the report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Project, Bullfrog Mining District, Nye County, Nevada” dated effective September 18, 2018 (the “Technical Report”) in connection with the filing of the Supplement and to the inclusion of the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure contained in the Supplement or incorporated by reference therein.

I hereby confirm that I have read the Supplement, including the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report contained in the Supplement or incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the Technical Report or that is within my knowledge as a result of the services performed by me in connection with the Technical Report.

DATED this 3rd day of October, 2019.

“Scott E. Wilson”
Scott E. Wilson, SME-RM, CPG